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                                   Exhibit 23
            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders
Cecil Bancorp, Inc.
Elkton, Maryland


         We hereby consent to the incorporation by reference in the Registration Statement Numbers 333-35120 on Form S-3 and 033-81374 on Form S-8 of Cecil Bancorp, Inc. and Subsidiaries (Cecil Bancorp) of our report dated January 21, 2005, relating to the consolidated balance sheets of Cecil Bancorp as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2004 annual report on Form 10-KSB of Cecil Bancorp.


/s/ Stegman & Company
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Baltimore, Maryland
March 30, 2005